Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-34019, 333-01019, 333-52199, and 333-133391 on Form S-8 of our reports dated February 25, 2011, relating to the financial statements and financial statement schedule of Calgon Carbon Corporation and subsidiaries, and the effectiveness of Calgon Carbon Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Calgon Carbon Corporation and subsidiaries for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
February 25, 2011